EXHIBIT 99

                   Family Dollar Reports May Sales

    MATTHEWS, N.C.--(BUSINESS WIRE)--June 7, 2007--Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the four weeks ended June 2, 2007, increased 5.9% to approximately $522.0 million from $492.9 million for the comparable four-week period ended June 3, 2006. Sales increases for the four-week period were stronger in food and apparel; sales of home products were softer. Comparable store sales for the four-week period increased 2.5% when compared with sales for the similar four-week period last year. The Company had 6,368 stores as of June 2, 2007, including 19 new stores opened in the fiscal May period.

                        Sales                         Comparable Store
(NRF Calendar)        (millions)   Total Sales Change   Sales Change
------------------- -------------- ------------------ ----------------
May 2007                   $522.0                5.9%             2.5%
Third Quarter            $1,654.8                5.0%             1.5%
Year-to-Date             $5,202.4                5.1%             0.9%

    Fiscal Sales Results

    The National Retail Federation ("NRF") monthly sales reporting calendar followed by the Company and widely used in the retail industry included a non-comparable fifth week in the January period this year. Consequently, the sum of the months reported in monthly sales releases will differ from the Company's reported sales for its fiscal 2006 quarterly periods.

    Sales for the third quarter of fiscal 2007 ended June 2, 2007, were approximately $1,654.8 million, or 5.4% above sales of approximately $1,569.5 million for the third quarter of fiscal 2006 ended May 27, 2006. For the three quarters ended June 2, 2007 (a 40-week period), sales were approximately $5,202.4 million, or 8.0% above sales of approximately $4,816.7 million for the three quarters ended May 27, 2006 (a 39-week period).

    Outlook

    The Company expects that comparable store sales in the five-week period ending July 7, 2007, will increase 1-3% compared with the similar period in the prior year.

    Cautionary Statements

    Certain statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

    -- competitive factors and pricing pressures, including energy prices,

    -- changes in economic conditions,

    -- the impact of acts of war or terrorism,

    -- changes in consumer demand and product mix,

    -- unusual weather, natural disasters or pandemic outbreaks that may impact sales and/or operations,

    -- the impact of inflation,

    -- merchandise supply and pricing constraints,

    -- success of merchandising and marketing programs,

    -- the Company's ability to successfully execute its ongoing operational functions,

    -- general transportation or distribution delays or interruptions,

    -- dependence on imports,

    -- changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

    -- success of new store opening programs,

    -- costs and delays associated with building, opening and operating new distribution facilities and stores,

    -- costs and/or failure to achieve results associated with the implementation of programs, systems and technology, including merchandising and supply chain processes, store technology, cooler installations and related food programs, Urban Initiative programs, and real estate expansion goals,

    -- changes in food and energy prices and their impact on consumer spending and the Company's costs,

    -- the Company's ability to attract and retain employees,

    -- changes in state or federal laws or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

    Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" or "Risk Factors" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

    Third Quarter Earnings Conference Call Information

    Family Dollar plans to announce financial results for the third quarter ended June 2, 2007, on Thursday, June 28, 2007. The Company plans to host a conference call on June 28, 2007, at 10:00 A.M. ET to discuss the results. If you wish to participate, please call 1-888-215-0829 for domestic USA calls and 1-706-634-8797 for international calls at least 10 minutes before the call is scheduled to begin. The conference ID for the conference call is 2792413.

    There will also be a live webcast of the conference call that can be accessed at the following link:
http://www.familydollar.com/investors.aspx?p=irhome.

    A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, June 28, 2007.

    About Family Dollar

    With more than 6,300 stores in a 44-state area ranging northwest to Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.


    CONTACT: Family Dollar Stores, Inc.
             Kiley F. Rawlins, CFA, 704-849-7496
             Divisional Vice President
             http://www.familydollar.com